                                EXHIBIT 11
                          MODINE MANUFACTURING COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)
                                                        Three months ended               Six months ended
                                                     ------------------------        ------------------------
                                                           September 26                    September 26
                                                     ------------------------        ------------------------
                                                       1996            1995            1996            1995
                                                     --------        --------        --------        --------
Primary
-------
     Weighted average shares outstanding               29,855          29,647          29,819          29,663

     Share equivalents for period prior to
       exercise (options exercised)                        14               1              29              15

     Net shares issuable, assuming exercise
       of options using average market price
       and employing the treasury stock method.           590             805             582             832
                                                      -------         -------         -------         -------
     Average common share and common
       share equivalents                               30,459          30,453          30,430          30,510
                                                      =======         =======         =======         =======
     Net earnings for the period                      $15,654         $16,736         $32,044         $32,719
                                                      =======         =======         =======         =======
     Net earnings per share of common stock             $0.51           $0.55           $1.05           $1.07
                                                      =======         =======         =======         =======
Fully Diluted
-------------
     Weighted average shares outstanding               29,855          29,647          29,819          29,663

     Share equivalents for period prior to
       exercise (options exercised)                        14               1              29              15

     Net shares issuable, assuming exercise
       of options using ending market price
       (unless antidilutive) and employing
       the treasury stock method                          604             805             604             832
                                                      -------         -------         -------         -------
     Average common share and common
       share equivalents                               30,473          30,453          30,452          30,510
                                                      =======         =======         =======         =======
     Net earnings for the period                      $15,654         $16,736         $32,044         $32,719
                                                      =======         =======         =======         =======
     Net earnings per share of common stock             $0.51           $0.55           $1.05           $1.07
                                                      =======         =======         =======         =======

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